                                                                      EXHIBIT 12

                    STATEMENT SETTING FORTH COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                             (Millions of dollars)


                                              Year Ended December 31,
                                  ----------------------------------------------
                                    1995      1994     1993     1992     1991
                                    ----      ----     ----     ----     ----
Historical Information
  Income from continuing
   operations before income
   taxes                            $618      $349     $ 16     $ 35     $340

  Fixed charges:
    Interest expense, gross           80        74       74       79       74
    Portion of rentals
     representative of
     interest                         20        17       14       12       11
                                    ----      ----     ----     ----     ----
      Total fixed charges before
       capitalized interest          100        91       88       91       85
    Capitalized interest               6         0        0        0        0
                                    ----      ----     ----     ----     ----
      Total fixed charges
       including capitalized
       interest                      106        91       88       91       85
                                    ----      ----     ----     ----     ----
  Earnings                          $718      $440     $104     $126     $425
  Ratio of earnings to fixed
   Charges                           6.8x      4.8x     1.2x     1.4x     5.0x
                                    ====      ====     ====     ====     ====


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